SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                      FORM 8-K


                   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                       OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):      March 16, 2007
                                                      ____________________

Exact Name of Registrant as
  Specified in Its Charter:                  CalAmp Corp.
                                ___________________________________


          DELAWARE                       0-12182              95-3647070
 _____________________________         ____________         _____________
State or Other Jurisdiction of         Commission          I.R.S. Employer
Incorporation or Organization          File Number        Identification No.



Address of Principal Executive Offices:     1401 N. Rice Avenue
                                            Oxnard, CA 93030
                                           _________________________

Registrant's Telephone Number, Including
 Area Code:                                    (805) 987-9000
                                             _________________________

Former Name or Former Address,
 if Changed Since Last Report:                    Not applicable
                                             _____________________________


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On March 16, 2007, CalAmp Corp. (the "Company") entered into an Asset Purchase Agreement with and among CalAmp DataCom, Inc. ("CalAmp DataCom"), AirIQ Inc., a publicly held Canadian company ("AirIQ"), and AirIQ U.S., Inc. ("AirIQ U.S.") pursuant to which the Company, through its wholly-owned subsidiary CalAmp DataCom, acquired the Vehicle Finance division of AirIQ
(the "Business"), for cash consideration of $19 million. The Business consists of certain assets of AirIQ's wholly-owned subsidiary, AirIQ U.S. The source of funds for the $19 million purchase price was the Company's cash on hand.

     The Business involves the sale of Global Positioning Satellite (GPS) and cellular-based wireless asset tracking products and services to vehicle lenders that specialize in automobile financing for high credit risk individuals. The Business, which has approximately 35 employees, will become part of the Company's Wireless DataCom Division, a new reporting segment that the Company plans to use commencing with its fiscal 2008 first quarter ending May 31, 2007.

     The Business had revenues of approximately $15 million and a gross profit margin of approximately 35% during calendar 2006 as reflected in the unaudited carve-out income statement of this AirIQ's operating unit.

     The Company acquired the operations and customer base of the Business, as well as certain of its accounts receivable, prepaid expenses, fixed assets, intellectual property, a tradename and other intangible assets. The Company also assumed certain accounts payable and accrued liabilities in the acquisition. The Business' operating working capital at the time of acquisition amounted to approximately $1 million.

     The Company and AirIQ also entered into various service agreements pursuant to which AirIQ will, for various periods of time, provide technology and client care support for the customer base that was acquired by the Company in this transaction. The acquisition includes the transfer of two U.S. patents from AirIQ to the Company, both titled a "method for retrieving vehicular collateral", and the grant of a royalty-free license from the Company to AirIQ for the life of these patents. In addition, AirIQ has licensed a version of its host system software to the Company for use in the "Vehicle Finance" market and certain other markets that do not compete with AirIQ's other businesses. The Company will also assume the leased facility in Lake Forest, California, where the Business currently has its primary operations.

     AirIQ entered into a five-year non-compete agreement with the Company. In addition, AirIQ agreed not to solicit any customer of the Business for a five year period, except that AirIQ can solicit customers of the Business for the purpose of providing products other than those provided by or that are competitive with the Business.

     As part of the transaction, the parties also entered into an escrow agreement whereby $1.9 million of the purchase price will be held in escrow for a period of 12 months from the closing date in support of certain representations and warranties made by AirIQ to the Company. AirIQ agreed to indemnify the Company from liabilities arising from the operation of the Business prior to the acquisition, and the Company agreed to indemnify AirIQ from liabilities arising from the operation of the Business subsequent to the acquisition. The indemnification period is 12 months, except that tax matters, environmental matters and employee benefit matters will survive for the applicable statute of limitations.

     The Company holds approximately 5.9 million shares of AirIQ's common stock that it acquired in December 2006, which represents approximately 3.7% of AirIQ's outstanding stock. Notwithstanding this equity interest, the Company's acquisition of AirIQ's Vehicle Finance Division was negotiated on an arms-length basis between the Company and AirIQ. There are no other relationships between the Company, or any of its affiliates, officers and directors, and AirIQ.


Item 9.01.  Financial Statements and Exhibits

   (c)  Exhibits

        2.1 Asset Purchase Agreement dated as of March 16, 2007 between and among the Registrant, the Registrant's wholly-owned subsidiary CalAmp DataCom, Inc., AirIQ Inc. and AirIQ U.S., Inc.

        99.1 Press release of the Registrant dated March 16, 2007 announcing the acquisition of the Vehicle Finance Division of AirIQ Inc.



                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.


                                       CALAMP CORP.



     March 16, 2007	           By:   /s/ Richard K. Vitelle
    _________________                  _________________________
          Date                          Richard K. Vitelle,
                                        Vice President-Finance
                                        (Principal Financial Officer)